Exhibit 99.1
Glacier Bancorp, Inc. Closes $152 Million Common Stock Offering
KALISPELL, Mont., March 22, 2010 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today the completion of its firm commitment underwritten public offering of 10,291,465 shares of common stock at a price of $14.75 per share. The total shares sold in the offering include 1,342,365 shares purchased by the underwriters through the exercise of the over-allotment option.
The net proceeds to Glacier from the offering, after underwriting discounts and estimated transaction expenses, are anticipated to be approximately $145.6 million. Glacier intends to use the net proceeds of the offering to support growth of its banks and for general corporate purposes, which may include investments at the holding company level, capital allocations to its banking subsidiaries, and potential future business opportunities in its market areas, such as FDIC-assisted transactions.
D.A. Davidson & Co. acted as sole book-running manager of the offering, and Keefe, Bruyette & Woods, Inc., Sandler O’Neill + Partners, L.P., and Stifel, Nicolaus & Company, Inc. acted as co-managers.
About Glacier
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include: six Montana banks — Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming and Utah; First National Bank & Trust in Wyoming; Citizens Community Bank in Idaho; and Bank of the San Juans in Colorado.